Exhibit 99
Media Contacts:
Mary Eshet 704.383.7777
Christy Phillips-Brown 704.383.8178
Investor Contacts:
Alice Lehman 704.374.4139
Ellen Taylor 704.383.1381
Press Release Monday, June 2, 2008
LANTY SMITH, CHAIRMAN, APPOINTED INTERIM CHIEF EXECUTIVE OFFICER OF WACHOVIA
Ben Jenkins Becomes Interim Chief Operating Officer
CHARLOTTE, N.C. – Wachovia announced today that its current Chairman, Lanty Smith, has been appointed interim Chief Executive Officer, succeeding Ken Thompson, who is retiring at the request of the Board. Ben Jenkins, currently Vice Chairman and President of the General Bank, will serve as interim Chief Operating Officer.
All of the company’s staff functions will report to Smith, with the company’s four lines of business — General Bank, Wealth Management, the Corporate and Investment Bank and Capital Management — reporting to Jenkins. The Board of Directors has formed a special committee to conduct a search for a permanent Chief Executive Officer.
“Wachovia is a strong institution and well positioned even in the face of the unprecedented conditions in the financial services industry,” said Smith. “The Board is confident that we are putting in place the right interim leadership to move the company forward, and no other senior management changes are currently contemplated.”
Smith continued, “No single precipitating event caused the Board to reach this decision, but a series of previously disclosed disappointments and setbacks cumulatively have negatively impacted the company and its performance. The Board believes new leadership will help to revitalize and reenergize Wachovia and enable it to realize its potential. We will move Wachovia steadily ahead as a strong, independent company by continuing to focus first on the needs of our customers. Our recent successful capital raising actions provide us the solid foundation and flexibility we need in an environment which remains extremely challenging for Wachovia and the entire banking industry. Despite continued hurdles, we have confidence in our strong liquidity, good capital position and solid business model.”
Jenkins said, “Wachovia continues to execute well in key areas, and we continue to benefit from our core strength of best-in-class customer satisfaction and loyalty. I look forward to working closely with Lanty, the Board and our entire team.”
Smith added, “Ken Thompson is an exceptionally fine person who enjoys well-earned respect both inside and beyond Wachovia. We thank him for all of his important contributions to Wachovia, and we wish him success in his future pursuits. He has led the company with the highest integrity, loyalty and dedication.”
“It has been an honor to serve this great company for 32 years, and to lead it for the past eight years,” said Thompson. “Together we achieved great successes and overcame tough challenges. I have complete confidence in the ability of 120,000 Wachovia employees to continue to take this company forward, and I want to thank them for their dedication and commitment to Wachovia.”
Smith will head the search committee, and Robert A. Ingram, Mackey J. McDonald and Joseph Neubauer will comprise the other members of the committee, which will commence its activities immediately. Mr. Smith emphasized that Wachovia is in good hands and the committee will focus on conducting a careful and thorough search, as expeditiously as appropriate, for the best qualified individual, from either inside or outside Wachovia.
Smith has served as a director since 1987 and was lead independent director from 2000 until May 2008, when he became non-executive Chairman. He also serves as Chairman of the Executive Committee, and in the past he has chaired the Audit Committee.  He is Chairman and Chief Executive Officer of Tippet Capital, a merchant banking firm headquartered in Raleigh, N.C.  He was formerly President of Burlington Industries, Inc., a partner with the international law firm of Jones Day, and for the past 20 years has been engaged in private equity and venture capital investing.
Jenkins joined First Union in 1971, prior to its merger with Wachovia, and has held a number of senior executive positions, including President of First Union in Florida, Virginia, Maryland, Washington, D.C., Georgia and South Carolina. He is a member of the Board of Trustees of Presbyterian Hospital and Chairman of the Board for Queens University of Charlotte.
About Wachovia
Wachovia Corporation (NYSE:WB) is one of the nation’s largest diversified financial services companies, with assets of $808.9 billion and market capitalization of $53.8 billion at March 31, 2008. Wachovia provides a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services to customers through 3,300 retail financial centers in 21 states from Connecticut to Florida and west to Texas and California, and nationwide retail brokerage, mortgage lending and auto finance businesses. Globally, clients are served in selected corporate and institutional sectors and through more than 40 international offices. Our retail brokerage operations under the Wachovia Securities brand name manage more than $1.1 trillion in client assets through 18,600 registered representatives in 1,500 offices nationwide. Online banking is available at wachovia.com; online brokerage products and services at wachoviasec.com; and investment products and services at evergreeninvestments.com.
Forward-Looking Statements
This news release contains various forward-looking statements. A discussion of various factors that could cause Wachovia Corporation’s actual results to differ materially from those expressed in such forward-looking statements is included in Wachovia’s filings with the Securities and Exchange Commission.